FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement dated April 10, 2007, between Quest Resource Corporation (the “Company”) and David Lawler (“Employee”) is entered this 20th day of October, 2008.

WHEREAS, the Company and Employee entered into an employment agreement dated April 10, 2007 (the “Employment Agreement”) to memorialize the terms and conditions relating to Employee’s employment with the Company;

WHEREAS, the Company and Employee desire to amend the Employment Agreement to (i) modify Employee’s title and job description, (ii) provide Employee with an increase in base annual salary and incentive compensation opportunity commensurate with Employee’s new position and (iii) amend the Employment Agreement for certain changes in light of the final Treasury Regulations issued under Section 409A of the Internal Revenue Code;

NOW THEREFORE, the parties hereby agree to amend the Employment Agreement as follows:

1.	Agree to Employ. Effective as of August 23, 2008, Section 1(a) is amended to reflect that the Employee shall serve as the President of the Company.
2.	Compensation—Base Salary. Effective as of August 23, 2008, Section 2(a) is amended to increase the Employee’s base annual salary from $290,000 per year to $400,000 per year.
3.

Compensation—2008 Equity Incentive Grant. Simultaneous with the Company’s approval of this First Amendment (the “Grant Date”), the Company hereby grants Employee pursuant to the Company’s 2005 Omnibus Stock Award Plan (the “Omnibus Plan”) a nonqualified stock option to purchase 200,000 shares of the Company’s common stock at an exercise price equal to the market value of the Company’s common stock on the Grant Date. 50% of such option shall become immediately exercisable on the Grant Date hereof and the remaining 50% shall become exercisable on the first anniversary of the Grant Date. If there is a “Change of Control” of the Company (as defined in Section 6 of the Employment Agreement) or there is a material reduction in the Employee’s duties or responsibilities which, after notice of such reduction is provided to the Board of Directors of the Company, fails to be reasonably cured, then such option shall immediately become fully exercisable.

4.

Compensation—Supplement Bonus Payments. In lieu of the Employee’s participation in the Company’s 2008 Supplemental Bonus Plan, the Company shall pay the Employee on November 15, 2008, $232,000 and, at the time payments are made under the Company’s Management Incentive Plan (the “MIP”) in 2009 for 2008 Company performance, the Company shall pay the Employee an amount equal to $164,000 reduced by the amount, if any, the Employee is paid under the MIP in 2009 for 2008 performance.

5.	Compensation—Additional Annual MIP-Based Equity. With respect to the 2008 award, if any, under the MIP and all future years unless specifically modified by the Company’s

Compensation Committee, if the Company’s overall performance under the MIP (calculated based on the weighted average of the designated performance criteria set forth for the applicable years’ performance goals) equals or exceeds 100%, the Company will grant Employee:

a.

A number of Performance Shares under the Omnibus Plan having a value (based on the value of the Company’s common stock as of December 31 of the most recently ended calendar year) equal to 50% of the payment Employee would have been paid under the MIP if the Company’s overall performance under the MIP (calculated as set forth above) for such year was 100%. Such Performance Shares, if any, shall be fully vested as of the date of grant; and

b.

A number of Restricted Shares under the Omnibus Plan having a value (based on the value of the Company’s common stock as of December 31 of the most recently ended calendar year) equal to 50% of the payment Employee would have been paid under the MIP if the Company’s overall performance under the MIP (calculated as set forth above) was 100%. Such Restricted Shares, if any, shall be subject to a one-year Period of Restriction (as defined under the Omnibus Plan) and shall fully vest on the first anniversary of the date of grant of such Restricted Shares.

6.	Term. Section 3 of the Employment Agreement is deleted in its entirety and replaced with the following new Section 3.

3.         Term.   Unless earlier terminated by either party as provided in Section 5 or 6 hereof, this Agreement shall commence on August 23, 2008, and shall continue for a period of three (3) years thereafter until August 23, 2011 (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically continue in effect for successive one (1) year terms (a “Renewal Term”) unless terminated by either party by providing written Notice of Termination (as provided in Section 7) not less than one hundred twenty (120) days prior to the end of the Initial Term or any Renewal Term.

7.

Definition of Disability. Notwithstanding the definitions of disability set forth in Section 5(c) and 6(c), Employee shall not be deemed to be Disabled for purposes of the Employment Agreement unless (A) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

8.

Disability Benefit. For purposes of Section 5(c) and Section 6(c), If Employee’s employment is terminated on account of disability, the benefit under Section 5(c) and Section 6(c) shall be increased from $290,000 to $400,000.

In all other respects the Employment Agreement dated April 10, 2007, shall remain in full force.

“Employee”		“Company”

David Lawler		QUEST RESOURCE CORPORATION

By:	/s/ David Lawler	By:	/s/ Jon H. Rateau

Dated:	10/20/08	Dated:	10/20/08

		Title:	Chairman of the Board